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                     [LETTERHEAD THE MCGRAW-HILL COMPANIES]


NEWS RELEASE


                                                           FOR IMMEDIATE RELEASE


                THE MCGRAW-HILL COMPANIES NAMES HAROLD MCGRAW III
             TO SUCCEED JOSEPH L. DIONNE AS CHIEF EXECUTIVE OFFICER

NEW YORK, NY, JANUARY 28, 1998 - The Board of Directors of The McGraw-Hill Companies announced today that Harold McGraw III, president and chief operating officer of the company, will succeed Joseph L. Dionne as the global information provider's chief executive officer, effective April 29, 1998.

Mr. Dionne, who turns 65 this year and has served as CEO since 1983, will continue as Chairman of the Board of The McGraw-Hill Companies as of the same date.

The McGraw-Hill Companies is a $3.5 billion global financial services, publishing, information and media company that includes such renowned brands as Standard & Poor's, Business Week, and McGraw-Hill educational and professional learning materials. The CEO-elect, Mr. McGraw, who is 49 years old, goes informally by the name "Terry," and has been president and COO of The McGraw-Hill Companies since 1993.

"Terry McGraw has been a driving force behind our global growth strategies and the steady expansion of our global financial services and publishing operations. He has been instrumental in the Corporation's record revenues and profits that we have achieved each year since his appointment," Mr. Dionne said.

"With his proven track record and background," Mr. Dionne said, "Terry McGraw is the best choice to lead The McGraw-Hill Companies into the 21st Century. I look forward to working closely with Terry to ensure a smooth transition.

 "Since becoming president of the Corporation in 1993, Terry has been instrumental in expanding our global financial services and publishing operations, including establishing operations in Latin America, Europe and Asia, and acquiring the Times-Mirror Higher Education group, which made us the world's largest educational publisher. He presided over a complex Best Practices review that significantly improved business practices throughout the entire Corporation.


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"During Terry's tenure as president and COO our financial performance has been outstanding, including a doubling of our market capitalization since the end of 1994, superior 1997 results of 16 percent net income growth and 15 percent revenue growth, and a compound annual rate of earnings growth of 14 percent since 1993," Mr. Dionne said.

"In his outstanding 17-year career with The McGraw-Hill Companies, Terry has distinguished himself in leading all segments of the Corporation. During Terry's five years in charge of our Financial Services business segment, the segment's operating profits doubled, and our Standard & Poor's products and services now provide nearly half of the Corporation's profits. As president of what is now our Information and Media Services segment, he led the global development of our advertising-related services, and earlier led and reorganized the Corporation's Transportation, Aerospace & Defense Group."

Harold McGraw III said, "I am enormously grateful for the support of the Board of Directors and the support of Joe Dionne, who has had a tremendous impact on The McGraw-Hill Companies during his 30-year career, especially his 15 years as CEO. Fortunately, I have had the privilege to work closely with Joe and the Board for many years, which should facilitate a smooth transition and enable our company to build on its solid performance. Most important, I am confident that The McGraw-Hill Companies is well-positioned to extend its leadership position in the fields of financial services, educational and professional publishing, and information and media services into the next millennium."

Harold McGraw III joined The McGraw-Hill Companies in 1980 as an assistant vice president of Pension Investment. He moved through positions of increasing responsibility at the company as the director of Corporate Planning Systems, vice president of Corporate Planning, group vice president/publisher of Transportation, Aerospace & Defense, president of the McGraw-Hill Publications Company, and president of the McGraw-Hill Financial Services Company. In 1989, he became an executive vice president of the Corporation, and assumed responsibility for all operating units in 1992. Mr. McGraw was appointed to the No. 2 position at the Corporation in 1993 as president and chief operating officer, where he has been responsible for the Corporation's three business segments -- Educational and Professional Publishing, Financial Services, and Information and Media Services. Before joining The McGraw-Hill Companies he held a number of financial positions at GTE, as well as several positions in the broadcasting industry. His great grandfather James H. McGraw founded The McGraw-Hill Companies in 1888.


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Mr. Dionne's career at The McGraw-Hill Companies began in 1967 when he joined the McGraw-Hill Book Company as vice president for Research and Development at Educational Development Laboratories. He subsequently became the general manager of the California Test Bureau (now known as CTB/McGraw-Hill), vice president of the McGraw-Hill Book Company, senior vice president of corporate planning of McGraw-Hill, president of McGraw-Hill's Information Services Company, and corporate executive vice president of Operations. He was appointed president and chief operating officer in 1981, chief executive officer in 1983 and chairman of the Board of the Corporation in 1988.

Founded in 1888, The McGraw-Hill Companies is a leading information services provider, meeting worldwide needs in education, business, finance, the professions and government. Sales in 1997 were $3.5 billion.


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Contacts:

Steven H. Weiss
Senior Director, Corporate Communications
The McGraw-Hill Companies
212-512-2247 (office)
212-580-2565 (home)
weissh@mcgraw-hill.com

Neal Allen
Director, Media Relations
The McGraw-Hill Companies
212-512-3640 (office)
973-331-1352 (home)
nallen@mcgraw-hill.com